Exhibit 99.2

NORTH CAROLINA JUDGE RULES IN FAVOR OF WELLS FARGO AND
WACHOVIA ON VOTING PREFERRED SHARES
Wachovia shareholder vote remains on schedule

Charlotte, December 10, 2008 – On December 5, 2008, a North Carolina Business Court judge ruled in favor of Wachovia Corporation (NYSE: WB) and Wells Fargo & Company (NYSE: WFC) in a case brought to enjoin Wells Fargo from voting shares of voting preferred stock issued to Wells Fargo by Wachovia. The shares were issued to Wells Fargo on October 20, 2008 pursuant to a share exchange agreement entered in connection with the merger agreement between Wells Fargo and Wachovia and gave Wells Fargo 39.9% of the voting power of Wachovia. The Court’s ruling keeps the Wachovia shareholder vote on schedule for Tuesday, December 23, 2008. As previously disclosed, Wells Fargo will vote its shares of Wachovia voting preferred stock in favor of approval of the merger. The Court specifically found that Wachovia's board "acted in good faith, on an informed basis, and in the best interests of the Company in approving the Merger Agreement."

The Court also considered a provision allowing Wells Fargo’s preferred shares to remain outstanding in the event the merger remains unconsummated for 18 months following the shareholder vote. In granting preliminary injunctive relief relating to this provision, the Court noted that granting Plaintiff's request for injunctive relief on this provision would cause little if any harm to Wells Fargo or Wachovia because "[t]his is not a provision that affects the value or structure of the [Merger Agreement.]"

About Wells Fargo

Wells Fargo & Company is a diversified financial services company with $609 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and one of only two banks worldwide, to have the highest possible credit rating from both Moody’s Investors Service, “Aaa,” and Standard & Poor’s Ratings Services, “AAA.”

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation's largest diversified financial services companies, with assets of $764.4 billion and market capitalization of $7.6 billion at September 30, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.0 trillion in client assets through 14,600 financial advisors in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.

INFORMATION ABOUT THE MERGER

In connection with the proposed merger with Wachovia Corporation, Wells Fargo & Company has filed with the Securities and Exchange Commission (“SEC”), among other relevant documents, a registration statement on Form S-4 that includes a proxy statement of Wachovia that also constitutes a prospectus of Wells Fargo. Wachovia has mailed the proxy statement-prospectus to its shareholders. Wachovia shareholders and other investors are urged to read the final proxy statement-prospectus because it describes the proposed merger and contains other important information. You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain free copies of these documents by contacting Wells Fargo or Wachovia, as follows:

Wells Fargo & Company, Investor Relations, MAC A0101-025, 420 Montgomery Street, 2nd
Floor, San Francisco, California 94104-1207, (415) 396-3668.

Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street,
Charlotte, North Carolina 28288, (704) 374-6782

Wells Fargo and Wachovia and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Wachovia Corporation shareholders in connection with the proposed merger. Information about Wells Fargo’s directors and executive officers and their ownership of Wells Fargo common stock is contained in the definitive proxy statement for Wells Fargo’s 2008 annual meeting of stockholders, as filed by Wells Fargo with the SEC on Schedule 14A on March 17, 2008. Information about Wachovia’s directors and executive officers and their ownership of Wachovia common stock is contained in the definitive proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed by Wachovia with the SEC on Schedule 14A on March 10, 2008. You may obtain a free copy of these documents by contacting Wells Fargo or Wachovia at the contact information provided above. The proxy statement-prospectus for the proposed merger provides more information about participants in the solicitation of proxies from Wachovia Corporation shareholders.

# # #